                                   EXHIBIT 11
                             CT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                        Computation of Earnings Per Share


                                  Three Months Ended        Nine Months Ended
                                     September 30,             September 30,
                                   2001        2000          2001        2000
                                   ----        ----          ----        ----
Computation of share totals
 used in computing earnings
 per share:

Weighted average number
 of shares outstanding         18,797,855   18,853,398   18,834,216   18,826,726

Basic average shares
 a-outstanding                 18,797,855   18,853,398   18,834,216   18,826,726

Incremental shares arising,
 from outstanding stock
 options                           47,233       88,634       40,961      115,308
                              -----------  -----------  -----------  -----------

 b-Totals                      18,845,088   18,942,032   18,875,177   18,942,034
                              ===========  ===========  ===========  ===========

 c-Net Income                 $ 2,797,185  $27,333,773  $ 7,913,746  $37,503,444
                              ===========  ===========  ===========  ===========

Net Income Per Share
 Basic - c/a                  $      0.15  $      1.45  $      0.42  $      1.99
                              ===========  ===========  ===========  ===========

Net Income Per Share
 assuming full dilution c/b   $      0.15  $      1.44  $      0.42  $      1.98
                              ===========  ===========  ===========  ===========